Exhibit 10.1
IMS HEALTH INCORPORATED
1499 Post Road
Fairfield, CT 06824
November 16, 2005
VNU N.V. and Isaac Acquisition Corp.
c/o VNU N.V.
770 Broadway
New York, NY 10003
Attention: Chief Legal Officer
Ladies and Gentlemen,
          We refer to the Agreement and Plan of Merger, dated as of July 10, 2005 (the Merger Agreement”), among you and us. Capitalized terms used in this letter agreement but not defined herein are used as defined in the Merger Agreement.
          In consideration of the mutual covenants and agreements contained herein, you and we have agreed and hereby confirm as follows:
1.	Termination. The Merger Agreement is hereby terminated in accordance with Section 8.1(a) thereof and the Merger contemplated by the Merger Agreement is hereby abandoned.
2.	Representations. (a) The Company hereby represents and warrants to Parent that there are no Company Acquisition Proposals that have been made known to the Company and remain pending as of the date hereof, and Parent hereby represents and warrants to the Company that there are no Parent Acquisition Proposals that have been made known to Parent and remain pending as of the date hereof.
(b) Each of the Company and Parent hereby represents that the execution, delivery and performance of this letter agreement by it has been duly and validly authorized by all necessary corporate action and no other corporate proceedings by or on the part of it are necessary to authorize this letter agreement or to perform its obligations hereunder; this letter agreement has been duly and validly executed and delivered by it, and assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).
3.	Fees and Expenses. Except as expressly provided in this letter agreement, each of the Company and Parent shall pay all of the fees, costs and expenses that it has incurred in connection with the negotiation, execution and delivery of the Merger Agreement and this letter agreement and all acts taken and documents prepared in connection therewith. Upon execution of this letter agreement, Parent shall pay the Company $15 million in cash, payable by wire transfer of same day funds to an account designated by the Company in writing, as reimbursement for the Company’s out-of-pocket fees and expenses incurred in connection with the Merger Agreement and this letter agreement.
4.	Company Tail Fee. (a) If a Company Payment Trigger occurs, then the Company shall pay a Company Tail Fee to Parent, payable by wire transfer of same day funds to an account designated by Parent in writing, on the date the Company Payment Trigger shall have occurred. For purposes of this letter agreement, (i) a “Company Payment Trigger” shall be deemed to have occurred if: (x) within 12 months after the date of this letter agreement, a Company Transformation shall have been consummated, (y) one or more definitive agreements shall each have been entered into within 12 months after the date of this letter agreement (collectively, “Company Transformation Agreements”) for transactions which, individually or in the aggregate, would constitute a Company Transformation, and subsequently such Company Transformation shall have been consummated or (z) a Company Transformation Agreement satisfying clause (y) above is terminated or abandoned and at the time of such termination or abandonment a proposal for another Company Transformation has been made to the Board of Directors of the Company or publicly announced and remains pending (a “Topping Company Transformation”) and such Topping Company Transformation is consummated, (ii) “Company Transformation” means (x) the acquisition by any person or group (as used in this letter agreement, “group” has the meaning contemplated under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of Company equity securities representing a 50% or greater economic or voting interest in all of the Company’s outstanding equity securities or (y) the sale in one or more transactions outside the ordinary course of business of assets that constitute 50% or more of the consolidated assets of the Company as of the date of this letter agreement, whether sold by the Company or by entities spun off directly or indirectly to shareholders of the Company, and treating any entity as having sold all of its assets if any person or group acquires a 50% or greater economic or voting interest in all of the outstanding equity securities of that entity; provided that in connection with any such sale 50% or greater of the proceeds of such sale are paid to the shareholders of the Company or such spun off entity, as applicable, or the Company or such spun off entity announces a plan (which is not withdrawn prior to such sale) or effectuates a plan to return 50% or greater of the proceeds of such sale to the shareholders of the Company or such spun off entity, as applicable, through a share repurchase program or by dividends or other distributions and (iii) “Company Tail Fee” means $15 million. For purposes of this Section 4(a), “voting interest” means voting power to elect directors generally. In no event shall the Company ever be obligated to pay more than one Company Tail Fee.
(b) The Company shall not spin off any subsidiary to its shareholders unless prior to the spinoff such subsidiary agrees in writing to be jointly and severally liable for the obligations of the Company hereunder.
5.	Parent Tail Fee. (a) If a Parent Payment Trigger occurs, then Parent shall pay a Parent Tail Fee to the Company, payable by wire transfer of same day funds to an account designated by the Company in writing, on the date the Parent Payment Trigger shall have occurred. For purposes of this letter agreement, (i) a “Parent Payment Trigger” shall be deemed to have occurred if: (x) within 12 months after the date of this letter agreement, a Parent Transformation shall have been consummated, (y) one or more definitive agreements shall each have been entered into within 12 months after the date of this letter agreement (collectively, “Parent Transformation Agreements”) for transactions which, individually or in the aggregate, would constitute a Parent Transformation and subsequently such Parent Transformation shall have been consummated or (z) a Parent Transformation Agreement satisfying clause (y) above is terminated or abandoned and at the time of such termination or abandonment a proposal for another Parent Transformation has been made to the Supervisory Board of Parent or publicly announced and remains pending (a “Topping Parent Transformation”) and such Topping Parent Transformation is consummated, (ii) “Parent Transformation” means (x) the acquisition by any person or group of Parent equity securities representing a 50% or greater economic or voting interest in all of Parent’s outstanding equity securities (other than an acquisition of preference shares in Parent by Stichting V.N.U.) or (y) the sale in one or more transactions outside the ordinary course of business of assets that constitute 50% or more of the consolidated assets of Parent as of the date of this letter agreement (after giving pro forma effect to any extraordinary return of capital to Parent shareholders announced or publicly disclosed at the time of the announcement of the execution of this letter agreement, to the extent such return is actually effected or continues to be planned to be effected), whether sold by Parent or by entities spun off directly or indirectly to shareholders of Parent, and treating any entity as having sold all of its assets if any person or group acquires a 50% or greater economic or voting interest in all of the outstanding equity securities of that entity; provided that in connection with any such sale 50% or greater of the proceeds of such sale are paid to the shareholders of Parent or such spun off entity, as applicable, or Parent or such spun off entity announces a plan (which is not withdrawn prior to such sale) or effectuates a plan to return 50% or greater of the proceeds of such sale to the shareholders of Parent or such spun off entity, as applicable, through a share repurchase program or by dividends or other distributions and (iii) “Parent Tail Fee” means $45 million. For purposes of this Section 5(a), “voting interest” means voting power to elect members of the supervisory board or the executive board generally. In no event shall Parent ever be obligated to pay more than one Parent Tail Fee.
(b) Parent shall not spin off any subsidiary to its shareholders unless prior to the spinoff such subsidiary agrees in writing to be jointly and severally liable for the obligations of Parent hereunder.
6.	Releases. (a) Parent, on behalf of itself and its predecessors, successors, assigns, subsidiaries and affiliates and any of the present and former officers, directors and employees of the foregoing, in their capacity as such, hereby release and discharge the Company and its subsidiaries and affiliates, and the present and former directors, officers, employees, representatives, agents, advisors (including financial advisors), and attorneys of the foregoing, of and from any and all claims, actions, causes of action, suits, rights, damages, liabilities and demands that each of them ever had, now has or may hereafter have, in law or in equity, known or unknown, that are based on, arise from or otherwise relate directly or indirectly to any aspect of the Merger Agreement, excluding claims for the enforcement of (x) this letter agreement and (y) obligations under the Confidentiality Agreement.
(b) The Company, on behalf of itself and its predecessors, successors, assigns, subsidiaries and affiliates and any of the present and former officers, directors and employees of the foregoing, in their capacity as such, hereby release and discharge Parent and its subsidiaries and affiliates, and the present and former directors, officers, employees, representatives, agents, advisors (including financial advisors), and attorneys of the foregoing, of and from any and all claims, actions, causes of action, suits, rights, damages, liabilities and demands that each of them ever had, now has or may hereafter have, in law or in equity, known or unknown, that are based on, arise from or otherwise relate directly or indirectly to any aspect of the Merger Agreement, excluding claims for the enforcement of (x) this letter agreement and (y) obligations under the Confidentiality Agreement.
7.	Miscellaneous. (a) The provisions of the Confidentiality Agreement shall survive and remain in full force and effect in accordance with its terms.
(b) The provisions of Sections 9.10 (Jurisdiction) and 9.12 (Waiver of Jury Trial) of the Merger Agreement are incorporated herein by reference as though they were set forth in their entirety herein, except that any references to the Agreement in those Sections will be deemed to instead be references to this letter agreement and any references to the transactions contemplated by the Agreement in those Sections will be deemed to instead be references to the transactions contemplated hereby.
(c) Each of the Company and Parent agrees that if either party commences a suit to enforce the provisions of this letter agreement which suit results in a judgment against the other party for the payment of damages or injunctive relief, the losing party shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount due from each date of payment of any such fees and expenses until the date of the payment under this paragraph at the prime rate of Citibank, N.A. in effect on the date of such judgment.
(d) This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
(e) This letter agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
(f) Each of the Company and Parent agrees to execute such additional documents and take such additional actions as may be reasonably necessary or desirable to achieve the complete termination and release of the Merger Agreement and the obligations thereunder contemplated hereby.
(g) This letter agreement constitutes the entire agreement among the Company and Parent with respect to the subject matter hereof and supersedes all prior agreements (including Section 8.2(a) of the Merger Agreement) and understandings, both written and oral, among the Company and Parent, or any of them, with respect to the subject matter hereof.
(h) This letter agreement shall be binding upon and inure solely to the benefit of each of the Company and Parent, and nothing in this letter agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this letter agreement, other than with respect to the provisions of Section 6 which shall inure to the benefit of the persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof.
(i) If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
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          If the foregoing is in accordance with your understanding, please execute a counterpart of this letter agreement, whereupon it shall, as of the date first above written, become the binding and enforceable agreement of the parties who have signed it.

IMS HEALTH INCORPORATED

By:	/s/ Robert H. Steinfeld

Name: Robert H. Steinfeld
Title: Senior Vice President; General Counsel

VNU N.V.

By:	/s/ Earl H. Doppelt

Name: Earl H. Doppelt
Title: Authorised Person

ISAAC ACQUISITION CORP.

By:	/s/ Earl H. Doppelt

Name: Earl H. Doppelt
Title: Chief Executive Officer and President